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                                                                    Exhibit 99.1

White Pine Software, Inc.
542 Amherst Street
Nashua, NH 03063
Phone: 603-886-9050
Fax: 603-886-9051
World Wide Web: http://www.wpine.com                               PRESS RELEASE

CONTACTS:

Tanya Prather                                    Alisa Valudes
White Pine Software                              Merritt Group
603.886.9050 ext. 359                            703.435.6000 ext. 115
TPRATHER@WPINE.COM                               VALUDES@MERRITTGRP.COM

[LOGO]

                 WHITE PINE SOFTWARE TO ACQUIRE T.120 TECHNOLOGY

     ACQUISITION OF ASSETS OF LABTAM COMMUNICATIONS ADDS DATA COLLABORATION CAPABILITIES, EXTENDING WHITE PINE'S LEADERSHIP IN MULTIMEDIA CONFERENCING

NASHUA, New Hampshire - July 20, 1998 - White Pine Software, Inc.
(NASDAQ:WPNE), a leading provider of multimedia conferencing applications for the Internet and intranets, today announced it has signed a definitive agreement to acquire assets and intellectual property, including T.120 whiteboarding and data collaboration technology, from privately-held Labtam Communications Pty of Victoria, Australia. Terms of the agreement were not disclosed.

White Pine Software -- maker of CU-SeeMe(R), MeetingPoint(TM), and ClassPoint(TM) -- plans to incorporate this key technology into its MeetingPoint and ClassPoint conferencing solutions. T.120 is the protocol that defines whiteboarding, application sharing and data collaboration for multipoint conferencing applications.

"From a strategic standpoint, this acquisition is very important as we continue to evolve our products into multimedia conferencing applications tailored to business, education, and training," said Killko Caballero, president of White Pine Software. "By acquiring this technology, White Pine is strengthening its H.323-related technology capital and has reinforced its commitment to open standards. We are extending our reach to new levels of data and bringing a core competency in-house that will enable tighter integration between T.120 and H.323 for faster and better delivery of solutions as we continue to develop conferencing applications for both business and education." This acquisition of
T.120 technology complements White Pine's recent announcement regarding the integration of Microsoft NetMeeting's whiteboarding and application sharing features into its ClassPoint distance learning product.

ABOUT WHITE PINE SOFTWARE

White Pine develops multimedia conferencing applications tailored to business, education, and training. The company is focused on providing application-specific solutions that enrich the way people interact, moderate, and administer conferences in real-world conference situations. The company's vision is to enable the convergence of audio, video and data to provide users an enjoyable and rewarding conferencing experience. White Pine Software can be found on the World Wide Web at HTTP://WWW.WPINE.COM.

ALL TRADEMARKS ARE RECOGNIZED.